As filed with the U.S. Securities and Exchange Commission on June __, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IZEA, INC.
(Exact name of registrant as specified in its charter)

Nevada	7310	37-1530765
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

480 N. Orlando Avenue
Suite 200
Winter Park, FL 32789
(407) 674-6911
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Amended and Restated IZEA, Inc. 2011 Equity Incentive Plan as of April 16, 2014
IZEA, Inc. 2011-B Equity Incentive Plan
IZEA, Inc. 2014 Employee Stock Purchase Plan
(Full title of the plan)

Edward H. (Ted) Murphy
President and Chief Executive Officer
IZEA, Inc.
480 N. Orlando Avenue
Suite 200
Winter Park, FL 32789
(407) 674-6911
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Spencer G. Feldman, Esq.
Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
(212) 451-2234
sfeldman@olshanlaw.com

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share	21,587,500 shares	$0.49	$10,577,875	$ 1,362.43

(1)
This Registration Statement covers (i) 20,000,000 shares of the Registrant’s common stock that may be offered or sold from time to time pursuant to the Registrant’s Amended and Restated 2011 Equity Incentive Plan as of April 16, 2014, (ii) 87,500 shares of the Registrant’s common stock that may be offered or sold from time to time pursuant to the Registrant’s 2011-B Equity Incentive Plan, and (iii) 1,500,000 shares of the Registrant’s common stock that may be offered or sold from time to time pursuant to the Registrant’s 2014 Employee Stock Purchase Plan. This Registration Statement shall also cover any additional shares of common stock that become issuable under the Plans or by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of the closing stock price of the Registrant’s common stock as quoted on the OTCQB marketplace on June 2, 2014, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE
This Registration Statement covers the maximum number of shares of the Registrant’s common stock that could be issued under its Amended and Restated 2011 Equity Incentive Plan as of April 16, 2014, 2011-B Equity Incentive Plan and 2014 Employee Stock Purchase Plan.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note to Part I of Form S-8.
The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the SEC. The following documents, which are on file with the SEC, are incorporated in this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the document referred to in (a) above.

(c)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-1, filed on October 16, 2013, and all amendments and reports updating such description.
In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.

Not applicable.
Item 5.    Interests of Named Experts and Counsel.

Not applicable.
Item 6.    Indemnification of Directors and Officers.

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. We will then be governed by the court's decision.

Our Articles of Incorporation provide that, to the fullest extent permitted by the Nevada Revised Statutes, no director of the company will be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director.
Item 7.    Exemption from Registration Claimed.

Not applicable.
Item 8.    Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.
Item 9.    Undertakings.

1.Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

a.To file, during any period in which offers or sales are being made, a post−effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
b.     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.Item 512(b) of Regulation S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winter Park, State of Florida, on this 4th day of June 2014.

IZEA, Inc.

June 4, 2014	By:	/s/ Edward H. Murphy
Edward H. Murphy President and Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer)

POWER OFATTORNEY

We, the undersigned officers and directors of IZEA, Inc., hereby severally constitute and appoint Edward H. (Ted) Murphy and Ryan S. Schram, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Edward H. Murphy	June 4, 2014
Edward H. Murphy
Chairman, President and Chief Executive Officer
(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Ryan S. Schram	June 4, 2014
Ryan S. Schram
Chief Operating Officer and Director

/s/ Brian W. Brady	June 4, 2014
Brian W. Brady
Director

/s/ Lindsay A. Gardner	June 4, 2014
Lindsay A. Gardner
Director

/s/ Daniel R. Rua	June 4, 2014
Daniel R. Rua
Director

EXHIBIT INDEX

No.	Description
4.1
Amended and Restated IZEA, Inc. 2011 Equity Incentive Plan as of April 16, 2014 (included as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 18, 2014, and incorporated herein by reference).

4.2
IZEA, Inc. 2011-B Equity Incentive Plan (included as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed with the SEC on November 8, 2013, and incorporated herein by reference).

4.3	IZEA, Inc. 2014 Employee Stock Purchase Plan (included as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 18, 2014, and incorporated herein by reference).
5.1	Opinion of Olshan Frome Wolosky LLP, counsel to the Registrant.
23.1	Consent of Olshan Frome Wolosky LLP (included in the opinion filed as Exhibit 5.1).
23.2	Consent of Cross, Fernandez & Riley, LLP, independent registered public accounting firm.
24.1	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).